Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of Altria Group, Inc. on Form S-14 (File No. 2-96149) and in Altria Group, Inc.’s Registration Statements on Form S-3 (File No. 333-35143) and Form S-8 (File Nos. 333-28631, 333-20747, 333-16127, 33-1479, 33-10218, 33-13210, 33-14561, 33-1480, 33-17870, 33-38781, 33-39162, 33-37115, 33-40110, 33-48781, 33-59109, 333-43478, 333-43484 and 333-71268), of our report dated February 2, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Altria Group, Inc., which appears in this Current Report on Form 8-K of Altria Group, Inc. dated February 2, 2005.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York February 2, 2005